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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Cornell Companies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CORNELL COMPANIES, INC.
1700 West Loop South, Suite 1500
Houston, Texas 77027

Dear Cornell Stockholder:

        Please join with your Board in attending the Company's 2005 Annual Meeting of Stockholders that we will hold on Thursday, June 30, 2005, beginning at 10:00 a.m. Central time at the Houston Marriott West Loop, 1750 West Loop South, Houston, Texas 77027. A notice of the Annual Meeting and a Proxy Statement that describes the business to be transacted at the Annual Meeting is attached.

        At this year's Annual Meeting, the Board will ask stockholders to elect nine directors and to ratify PricewaterhouseCoopers LLP's appointment as independent accountants.

        As we announced on May 17, 2005, the Company, Pirate Capital LLC and certain affiliated parties reached a settlement of their proxy contest. We believe this agreement with Pirate not only addresses the concerns raised by many stockholders over the past year, but also provides the necessary continuity of your Board's knowledge and avoids the expense and distraction of a contentious proxy contest.

        I would like to personally thank our current Board members for their service to the Company. I have observed their dedicated effort as they have addressed important issues facing the Company, and have received excellent counsel and guidance from them.

        I urge you to vote for your Board's nominees and ratify PricewaterhouseCoopers LLP. If you are unable to attend the meeting in person, please vote your proxy as soon as you can.

                      Sincerely,

                      James E. Hyman,
                      Chairman of the Board and
                      Chief Executive Officer

CORNELL COMPANIES, INC.
1700 West Loop South, Suite 1500
Houston, Texas 77027

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Thursday, June 30, 2005

To the Stockholders of
Cornell Companies, Inc.:

        Notice is hereby given that the annual meeting of stockholders (the "Annual Meeting") of Cornell Companies, Inc. (the "Company") will be held at the Houston Marriott West Loop, 1750 West Loop South, Houston, Texas 77027, at 10:00 a.m. Central time, on Thursday, June 30, 2005, for the following purposes:

  1.
  To elect nine directors to the Board of Directors.

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants for the 2005 fiscal year.

  3.
  To transact such other business as may properly come before the Annual Meeting, or any adjournment or adjournments thereof.

        Stockholders of record at the close of business on May 16, 2005 will be entitled to notice of and to vote at the Annual Meeting, or any adjournment or adjournments thereof. You are cordially invited to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting, you are requested to mark, sign, date and mail promptly the enclosed proxy for which a return envelope is provided.

By Order of the Board of Directors
Patrick N. Perrin, Secretary

Houston, Texas
May 31, 2005

        WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY. IF YOU ATTEND THE ANNUAL MEETING, YOU CAN VOTE EITHER IN PERSON OR BY YOUR PROXY.

CORNELL COMPANIES, INC.
1700 West Loop South, Suite 1500
Houston, Texas 77027

PROXY STATEMENT

SOLICITATION AND REVOCABILITY OF PROXIES

        This Proxy Statement and accompanying proxy card are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Cornell Companies, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of stockholders to be held on Thursday, June 30, 2005, at the Houston Marriott West Loop, 1750 West Loop South, Houston, Texas 77027, at 10:00 a.m., Central time, or at any adjournment or adjournments thereof (such meeting or adjournment(s) thereof referred to as the "Annual Meeting"). Copies of the Proxy Statement and the accompanying proxy card are being mailed to stockholders beginning on or about May 31, 2005.

        In addition to solicitation by mail, solicitation of proxies may be made by personal interview, special letter, telephone or telecopy by regular employees of the Company. Brokerage firms will be requested to forward proxy materials to beneficial owners of shares registered in their names and will be reimbursed for their reasonable expenses. The cost of solicitation of proxies will be paid by the Company.

        A proxy received by the Board of Directors of the Company may be revoked by the stockholder giving the proxy at any time before it is exercised. A stockholder may revoke a proxy by notification in writing addressed to the Secretary of the Company at 1700 West Loop South, Suite 1500, Houston, Texas 77027. A proxy may also be revoked by execution of a proxy bearing a later date or by attendance at the Annual Meeting and voting by ballot. A proxy in the form accompanying this Proxy Statement, when properly executed and returned, will be voted in accordance with the instructions contained therein. A proxy received by management which does not withhold authority to vote, or on which no specification has been indicated, will be voted FOR the election as directors of the nominees listed therein and FOR the ratification of PricewaterhouseCoopers LLP as the Company's independent public accountants, and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the Annual Meeting. A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Information regarding the vote required for approval of particular matters is set forth in the discussion of those matters appearing elsewhere in this Proxy Statement. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

COMMON STOCK OUTSTANDING AND PRINCIPAL HOLDERS THEREOF

        The Board of Directors has fixed the close of business on May 16, 2005, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. At that date there were outstanding 14,347,674 shares of common stock, par value $0.001 per share ("Common Stock"), of the Company and the holders thereof will be entitled to one vote for each share of Common Stock held of record by them on that date for each proposal to be presented at the Annual Meeting.

        The following table sets forth information with respect to the shares of Common Stock (the only outstanding class of voting securities of the Company) owned of record and beneficially as of May 13, 2005, unless otherwise specified, by (i) all persons known to possess voting or dispositive power over more than 5% of the Common Stock, (ii) each director, each nominee for director and each named executive officer, and (iii) all directors, nominees for director and executive officers of the Company as a group:

	Amount and Nature of Beneficial Ownership(1)	Percentage of Class
Pirate Capital, LLC(2) 200 Connecticut Avenue, 4th Floor Norwalk, CT 06854	1,999,200	14.80%
Merrill Lynch & Co. (on behalf of Merrill Lynch Investment Managers ("MILM"))(3) World Financial Center, North Tower 250 Vesey Street New York, NY 10381	1,841,700	13.60%
Wellington Management Company, LLP(4) 75 State Street Boston, MA 02109	1,144,400	8.45%
Dimensional Fund Advisors, Inc.(5) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,107,550	8.18%
Wynnefield Partners Small Cap Value, L.P.(6) 450 Seventh Avenue New York, NY 10123	975,400	7.52%
Bank of America Corporation(7) 100 North Tyron Street, Floor 25 Bank of America Corporate Center Charlotte, NC 28255	901,400	6.66%
Barclays Global Investors, N.A.(8) 45 Fremont Street San Francisco, CA 94105	838,590	6.19%
Albert Fried & Company, LLC(9) 60 Broad Street, 39th Floor New York, NY 10004	739,100	5.48%
North Star Partners, L.P.(10) 274 Riverside Avenue Westport, CT 06880	680,880	5.04%
Anthony R. Chase	46,586	*
Leon Clements(11)	—	*
Richard Crane(11)	100	*
Isabella C.M. Cunningham	3,750	*
Zachary R. George(11)	—	*
John C. Godlesky	18,976	*
Todd Goodwin(11)	7,000	*
John L. Hendrix(12)	—	*
Thomas R. Hudson, Jr.(2)(13)	1,999,200	14.8%
James E. Hyman	—	*

Thomas R. Jenkins	87,294	*
Alfred J. Moran, Jr.(11)	—	*
Patrick N. Perrin	80,126	*
Harry J. Phillips, Jr.	205,000	1.5%
D. Stephen Slack	48,988	*
Tucker Taylor	67,166	*
Mark K. Thompson	6,099	*
Robert F. Vagt	25,500	*
Sally Walker(11)	—	*
Marcus A. Watts	54,176	*
All directors, nominees and executive officers as a group (20 persons)	2,649,961	19.1%

*
Less than 1.0%.

(1)
Shares of Common Stock listed include shares subject to stock options exercisable within 60 days (39,600 for Mr. Chase, 3,750 for Dr. Cunningham, 16,060 for Mr. Godlesky, 58,965 for Mr. Jenkins, 27,611 for Mr. Perrin, 115,000 for Mr. Phillips, 26,250 for Mr. Slack, 40,933 for Mr. Taylor, 5,180 for Mr. Thompson, 22,500 for Mr. Vagt, 35,600 for Mr. Watts, and 391,449 for all the above as a group).

(2)
Based on a filing made with the Securities and Exchange Commission (the "SEC") by Thomas R Hudson, Jr. and Pirate Capital, LLC reflecting ownership of Common Stock as of May 17, 2005. With respect to Pirate Capital LLC, the filing indicates sole voting power for 853,000 shares of Common Stock and sole dispositive power for 1,999,200 shares of Common Stock. With respect to Mr. Hudson, the filing indicates sole voting power for 1,146,200 shares of Common Stock, shared voting power for 853,000 shares of Commons Stock and shared dispositive power for 1,999,200 shares of Common Stock.

(3)
Based on a filing made with the SEC reflecting ownership of Common Stock as of December 31, 2004. The filing indicates shared voting power and shared dispositive power for the referenced shares of Common Stock. Merrill Lynch & Co., Inc. is a parent holding company. Merrill Lynch Investment Managers is an operating division of Merrill Lynch & Co., Inc. consisting of Merrill Lynch & Co., Inc.'s indirectly-owned asset management subsidiaries, including the following which own certain shares of Common Stock: FAM ADV Federated Investment Management Co., FAM ADV Gartmore Mutual Fund Capital Trust, FMA ADV Pacific Life Insurance Company, Fund Asset Management, Merrill Lynch Investment Managers, L.P. and Merrill Lynch Investment Managers, LLC.

(4)
Based on a filing made with the SEC reflecting ownership of Common Stock as of December 31, 2004. The filing indicates shared voting power for 536,200 shares of Common Stock and shared dispositive power for 1,144,400 shares of Common Stock.

(5)
Based on a filing made with the SEC reflecting ownership of Common Stock as of December 31, 2004. The filing indicates sole voting power and sole dispositive power with respect to the referenced shares of Common Stock.

(6)
Based on a filing made with the SEC reflecting ownership of Common Stock as of March 31, 2005 as filed by Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Channel Partnership II, L.P.,

  Wynnefield Capital Management LLC, Wynnefield Capital, Inc., Nelson Obus and Joshua Landes. The filing indicates shared voting and shared dispositive power with respect to the referenced shares of Common Stock.

(7)
Based on a filing made with the SEC reflecting ownership of Common Stock as of December 31, 2004. The filing indicates shared voting power for 886,600 shares of Common Stock and shared dispositive power for 901,400 shares of Common Stock with Fleet National Bank, Columbia Management Group, Inc. and Columbia Management Advisors, Inc.

(8)
Based on a filing made with the SEC reflecting ownership of Common Stock as of December 31, 2004 by Barclays Global Investors, NA., Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, Barclays Bank PLC, Barclays Capital Securities Limited, Barclays Capital Inc., Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank Trust Company Limited, Barclays Bank (Suisse) SA, Barclays Private Bank Limited, Bronco (Barclays Cayman) Limited, and Palomino Limited, HYMF Limited. The filing indicates sole voting power for an aggregate of 712,539 shares of Common Stock and sole dispositive power for an aggregate of 838,590 shares of Common Stock.

(9)
Based on a filing made with the SEC reflecting ownership of Common Stock as of March 11, 2005. The filing indicates sole voting and sole dispositive power with respect to the referenced shares of Common Stock.

(10)
Based on a filing made with the SEC reflecting ownership of Common Stock as of May 5, 2005 as filed by North Star Partners, L.P., North Star Partners II, L.P., NS Offshore, Ltd., The Highlander Fund, L.P., NS Advisors, LLC and Andrew R. Jones. The filing indicates shared voting and shared dispositive power with respect to the referenced shares of Common Stock.

(11)
Based on a filing made with the SEC reflecting ownership of Common Stock as of May 18, 2005.

(12)
Mr. Hendrix served his last day as Chief Financial Officer on August 3, 2004.

(13)
As the managing member of Pirate Capital, LLC, Thomas R. Hudson Jr. may be deemed to be the beneficial owner of the 1,999,200 of Common Stock beneficially owned by Pirate Capital LLC. By virtue of his position as sole Managing Director of Jolly Roger Offshore Fund LTD, Thomas R. Hudson Jr. has sole voting power with respect to the shares of Common Stock owned by Jolly Roger Offshore Fund LTD. As the managing member of Pirate Capital LLC, Thomas R. Hudson, Jr. is deemed to have sole voting power and sole dispositive power with respect to all shares as to which Pirate Capital LLC has voting or dispositive power.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock. Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all its directors and executive officers during 2004 complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act, except that the Form 4 filed on August 3, 2004 for D. Stephen Slack did not properly report a grant of restricted stock to Mr. Slack. An amendment to such Form 4 was filed on April 18, 2005.

Settlement of Proxy Contest

        On February 25, 2005, Pirate Capital LLC ("Pirate Capital"), Jolly Roger Fund LP, Mint Master Fund Ltd., Jolly Roger Offshore Fund LTD, Thomas R. Hudson, Jr. and Zachary R. George (collectively, "Pirate") announced its intention to conduct a proxy solicitation to replace the members of your Board of Directors with a slate of its nominees. On May 18, 2005, the Company and Pirate reached a settlement of the proxy contest. Pirate agreed to cease any and all efforts with respect to its ongoing proxy solicitation being conducted by Pirate. As a result, the election is not being contested. See the section titled "Letter Agreement" for more information regarding the Company's agreement with Pirate.

        Beginning in 2002 and continuing through 2004, the Board devoted considerable time and attention to exploring a range of strategic transactions, including conversations with private equity groups and with other industry participants. For example, the Board engaged in advanced merger negotiations with one of our competitors. None of these discussions resulted in a binding offer that could have been consummated at a value level that the Board believed would be attractive to our stockholders.

        Concurrently with these efforts, in order to maximize stockholder value, the current Board focused on improving the Company's operations, including asset utilization, capital effectiveness, portfolio management and operating efficiency. The Board believes that the Company is well positioned to achieve its operating objectives and increase stockholder value.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

General

        Nine directors are to be elected at the Annual Meeting. The persons named as proxy holders in the accompanying proxy intend to vote each properly signed and submitted proxy FOR the election as a director of each of the persons named as a nominee below under "Nominees for Director" unless authority to vote in the election of directors is withheld on such proxy. The directors will be elected to hold office until the next annual meeting of stockholders or until their successors are elected and qualified. If, for any reason, at the time of the election one or more of the nominees should be unable to serve, the proxy will be voted for a substitute nominee or nominees selected by the Board of Directors. In accordance with the Company's Amended and Restated Bylaws, the directors will be elected by a plurality of votes cast at the Annual Meeting. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election. Stockholders do not have the right to cumulate votes with respect to voting for directors.

        The Company recommends voting "FOR" the following nominees.

Nominees for Director

        The following table sets forth the name, age and principal position of each nominee for director:

Name	Age	Position
Anthony R. Chase	50	Director
Leon Clements	63	Director
Richard Crane	58	Director
Zachary R. George	27	Director
Todd Goodwin	73	Director
Thomas R. Hudson Jr.	39	Director
Alfred Jay Moran, Jr.	61	Director
D. Stephen Slack	55	Director
Sally Walker	56	Director

        Anthony R. Chase has been a director of the Company since October 1999. Mr. Chase has served as Chairman and Chief Executive Officer of ChaseCom Limited Partnership since December 1998 and as President and Chief Executive Officer of Faith Broadcasting, L.P. since November 1993. Mr. Chase is also Chairman of the Board of the Telecom Opportunity Institute, a national, non-profit organization founded by ChaseCom Limited Partnership to increase career, education and job training opportunities in the telecommunications industry for people in historically underserved communities. Mr. Chase is a Professor of Law at the University of Houston Law Center.

        Leon Clements has been the President and Chief Executive Officer of League Medical Concepts, a provider of health care services for the corrections sector, since December 2004. From 1994 to 2004, Mr. Clements served as the Associate Vice President of Managed Care and Chief Administrative Officer at the University of Texas Medical Branch, a provider of health care for the prison system in Texas. Mr. Clements previously served as the Chief Administrative Officer of the University of California at Los Angeles Medical Group and the Cleveland Clinic in Florida. Mr. Clements also served as a director of Maxicare Health Plans, Inc. Mr. Clements has completed executive programs at both Harvard Business School and the Wharton School of Finance and received his MBA from the University of Southwestern Louisiana.

        Richard Crane, attorney at law, has been a sole practitioner since 1998. Mr. Crane has represented individual, corporate, and government clients in corrections and sentencing matters. Mr. Crane has also been a consultant in more than 30 corrections privatization projects. From 1984 to 1987, Mr. Crane served as General Counsel for Corrections Corporation of America. Mr. Crane also previously served as Chief Legal Counsel for the Louisiana Department of Corrections. Mr. Crane received his JD from Louisiana State University.

        Zachary R. George has been a Senior Investment Analyst of Pirate Capital LLC performing extensive financial modeling and analysis of the private corrections and other industries since March 2004. Through his work with Pirate, Mr. George has developed relationships with management teams, institutional investors, financiers, consultants and other parties with an interest in the private corrections sector. Additionally, Mr. George has assisted in the development of an investment team which manages a $500 million portfolio of domestic securities. From 2002 to 2004, Mr. George worked at Mizuho Corporate Bank LTD where he served as an Officer in Portfolio Management, assisting in the management of a $50 billion domestic loan portfolio and originating credit default swap and bank debt trade recommendations. Mr. George received his JD from Brooklyn Law School in June 2002.

        Todd Goodwin retired in 2002 as a Partner of Gibbons, Goodwin, van Amerongen. During his 18 years with the investment banking firm, Mr. Goodwin organized management buyouts and purchased businesses with a total value of approximately $7 billion. Mr. Goodwin previously served as a Managing Director of Merrill Lynch and has served as Director on the boards of several companies including Southwest Forest Industries, RT French Company, Rival Company, Schult Homes, Specialty Equipment, Horace Mann Education Corporation, Robert Half International, Riverwood International, and Johns Manville Corporation. Mr. Goodwin is currently a Director of the Southampton Hospital, the Chairman of the Peconic Health Corporation, and a Trustee of the Madison Square Boys & Girls Club. Todd Goodwin received his AB from Harvard College.

        Thomas R. Hudson Jr. has been the Managing Member of Pirate Capital LLC and Portfolio Manager of the Jolly Roger Fund LP and Jolly Roger Offshore Fund LTD since July, 2002. From 1999 to 2001, Mr. Hudson served as a Managing Director of Amroc Investments LLC, a private investment firm, where he managed distressed trading and investment analysis. Mr. Hudson previously served as a Vice President at Goldman, Sachs & Co. where he was a Senior Distressed Trader and Portfolio Manager responsible for a $500 million portfolio of domestic and international distressed private assets. Mr. Hudson is a former Chairman of the Loan Syndication and Trading Association's Distressed Committee; and is currently a Director of the Centurion Foundation which supports the New York Police Department and other law enforcement agencies. Mr. Hudson received his MBA from the Tuck School at Dartmouth.

        Alfred Jay Moran, Jr. is Chairman and Chief Executive Officer of the Moran Group, LLC, a turnaround, value creation consulting firm, which he founded in 2003. During 2004, he served as Chief Strategy and Restructuring Officer of Cooperheat MQS, Inc. Throughout his career, Mr. Moran has been responsible for the turnaround or value enhancement of over fifty companies in many industries. Prior to 2003, he was Senior Managing Director of the Value Creation Practice, as well as Principal and Member of the Executive Committee of Kibel, Green, Inc. Mr. Moran received his MBA from Harvard Business School.

        D. Stephen Slack has been a director since March 2003. Mr. Slack has been President and Chief Executive Officer of South Bay Resources, L.L.C., an energy exploration company, since March 2003. Mr. Slack was Chief Financial Officer and Principal of Andex Resources, LLC, an energy exploration and production company, from June 2000 to January 2003. From 1995 to 2000, Mr. Slack was Chief Financial Officer of Inventory Management & Distribution Company, an independent manager of natural gas storage and transportation assets. Mr. Slack previously served as Chief Financial Officer of Pogo Producing Company.

        Sally Walker has been the President of Encourage Youth Corporation, a consulting firm specializing in programming for high risk youths and juvenile offenders, since 1996. From 1997 to 2004, Ms. Walker pioneered an effective and cost-efficient secure custody and aftercare program for high risk young offenders. In addition to her government and private corrections experience, she previously served as the Executive Director of Finance and Administration for a large central services department for the Province of Manitoba. Ms. Walker received her Master of Correctional Administration from the University of Ottawa.

Meetings and Committees of the Board of Directors

        The Board of Directors has a standing Audit Committee, Compensation Committee and a Nominating Committee.

        The Audit Committee in 2004 was composed of Anthony R. Chase, D. Stephen Slack and Tucker Taylor. The Audit Committee held fourteen meetings during the last fiscal year. The Audit Committee plays an important role in promoting effective corporate governance, and it is imperative that members of the Audit Committee have requisite financial literacy and expertise. All members of the Company's Audit Committee meet the financial literacy standard required by the NYSE rules and at least one member qualifies as having accounting or related financial management expertise under the NYSE rules. In addition, as required by the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring that public companies disclose whether or not its audit committee has an "audit committee financial expert"

as a member. An "audit committee financial expert" is defined as a person who, based on his or her experience, satisfies all of the following attributes:

  •
  An understanding of generally-accepted accounting principles and financial statements.

  •
  An ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves.

  •
  Experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised by Cornell's financial statements, or experience actively supervising one or more persons engaged in such activities.

  •
  An understanding of internal controls and procedures for financial reporting.

  •
  An understanding of audit committee functions.

The Board of Directors has affirmatively determined that Mr. Slack satisfies the definition of "audit committee financial expert," and has designated him as an "audit committee financial expert." Mr. Slack is an independent director, as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. The current charter for the Audit Committee is available through the Corporate Governance link on the Company's website at www.cornellcompanies.com, is attached hereto as Appendix A and is available to any stockholder upon request.

        The Compensation Committee, which in 2004 was composed of D. Stephen Slack, Tucker Taylor and Robert F. Vagt, met eleven times during the last fiscal year. Under the rules of the New York Stock Exchange, all of the members of the Compensation Committee are independent. The Compensation Committee recommends to the Board remuneration arrangements and compensation plans involving the Company's directors, executive officers and certain other employees whose compensation exceeds specified levels. The Compensation Committee also acts on the granting of stock options, including those under the Company's Amended and Restated 1996 Stock Option Plan (the "1996 Plan") and the 2000 Broad-Based Employee Plan (the "Broad-Based Plan"). As of May 27, 2005, the Company has 735,467 options outstanding under the 1996 Plan and 309,559 options outstanding under the Broad-Based Plan. The current charter for the Compensation Committee is available through the Corporate Governance link on the Company's website at www.cornellcompanies.com and will be available to any stockholder by request.

        The Nominating Committee in 2004 was composed of Anthony R. Chase and Robert F. Vagt and met five times during last fiscal year. The Nominating Committee is currently composed of Anthony R. Chase, Isabella C.M. Cunningham, Tucker Taylor and Robert F. Vagt. Under the rules of the New York Stock Exchange, all of the members of the Nominating Committee are independent. The Nominating Committee recommends candidates for the Board of Directors. Nominees to the Board of Directors are selected based on a number of criteria, including their ability to bring the appropriate experience, qualities, skills, and diverse perspectives to make a constructive contribution to the Board, taking into account the Board's composition and its current and future needs. In carrying out its responsibilities, the Nominating Committee will consider candidates recommended by other directors, employees and stockholders. The Nominating Committee will consider nominations for directors by stockholders if made in accordance with the Company's bylaws. Such nominations must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to, or mailed and received by, the Secretary of the Company at the principal executive offices of the Company not less than ninety days prior to the first anniversary of the date of the previous year's annual meeting of stockholders. Any stockholder's notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as director if elected); and (ii) as to the stockholder giving notice (A) the name and address, as they appear on the Company's books, of such stockholder and (B) the class and number of shares of the Company which are beneficially owned by such stockholder. The current charter for the Nominating Committee is available through the Corporate Governance link on the Company's website at www.cornellcompanies.com and will be available to any stockholder upon request.

        During 2004, the Board of Directors held twenty-one meetings and all members of the Board of Directors attended at least 75% of the total of all Board meetings and applicable committee meetings.

        Executive sessions of non-management directors are held regularly (at least four times a year) without management present to review the report of the independent auditor, the criteria upon which the performance of the Chief Executive Officer and other senior managers is based, the performance of the Chief Executive Officer against such criteria, the compensation of the Chief Executive Officer and other senior managers, and any other relevant matters. Meetings are held from time to time with the Chief Executive Officer for a general discussion of relevant subjects. The Board of Directors has designated Anthony R. Chase as the lead director to preside over executive sessions of non-management directors.

Director Independence

        The Board of Directors evaluates the independence of each director in accordance with applicable laws, regulations, listing standards and the Company's Corporate Governance Guidelines. The Board of Directors has determined that the following directors are "independent" as required by applicable laws and regulations, by the listing standards of the New York Stock Exchange and by the Board's Corporate Governance Guidelines: Anthony R. Chase, Isabella C.M. Cunningham, D. Stephen Slack, Tucker Taylor and Robert F. Vagt.

Director Compensation

        Mr. Hyman does not receive compensation for serving as a director. Mr. Phillips did not receive compensation for serving as a director during his tenure as Chief Executive Officer. In 2004, Messrs. Chase, Slack, Taylor, Vagt and Watts each received an annual fee of $35,000, a fee of $3,000 for attendance at each Board of Directors meeting and a fee of $2,000 for attendance at each committee meeting (unless held on the same day as a Board of Directors meeting). Additionally, committee members each receive an annual retainer fee of $3,500. The Chairs of the Nominating Committee and Compensation Committee receive an additional $3,500 annual retainer fee and the Chairman of the Audit Committee receives an additional $7,500 annual retainer fee. In February 2000, the Board approved the payment of fees in cash or Common Stock of the Company, at the election of the director, subject to the provisions of the 2000 Director Stock Plan. In 2004, the directors who so elected (Messrs. Slack and Watts) pursuant to the 2000 Director Stock Plan received an aggregate of 17,914 shares of Common Stock of the Company pursuant to their elections to have director fees paid in shares of Common Stock. All directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof and for other expenses incurred in their capacity as directors.

        In March 2004, Messrs. Chase, Slack, Taylor, Vagt and Watts were each granted nonqualified options to purchase 5,000 shares of Common Stock under the 1996 Stock Plan. These options vested 100% on the date of the grant with a term of ten years and have a per share exercise price equal to the market value of a share of Common Stock on the date of grant.

        In connection with her election to the Board, in February 2005, Dr. Cunningham was granted nonqualified options to purchase 15,000 shares of Common Stock under the 1996 Plan. These options vested 25% on the date of grant with the remainder vesting ratably over the next three years. These options have a term of ten years and have a per share exercise price equal to the market value of a share of Common Stock on the date of grant.

        In connection with his employment agreement, in March 2005, Mr. Hyman was granted incentive options to purchase 50,000 shares of Common Stock under the 1996 Plan. These options will vest 33% on January 24, 2006; January 24, 2007; and January 24, 2008, provided Mr. Hyman remains continuously employed by the Company. These options have a term of ten years and have a per share exercise price equal to the market value of a share of Common Stock on the date of grant. In addition, Mr. Hyman was also granted 85,000 shares of restricted stock of the Company which shall vest based on the following criteria:

  1.
  25,000 shares will vest on January 24, 2008 provided he remains continuously employed by the Company from the date of issuance;

  2.
  30,000 shares will vest upon the Company achieving a certain stock price within a certain time period as established by the Compensation Committee of the Board of Directors; and

  3.
  30,000 shares will vest upon the Company achieving a certain earnings per share within a certain time period as established by the Compensation Committee of the Board of Directors.

Corporate Governance Guidelines and Codes of Ethics

        The Board of Directors has adopted Corporate Governance Guidelines that address the practices of the Board and specify criteria for determining a director's independence. These criteria supplement the listing standards of the New York Stock Exchange and Securities and Exchange Commission rules. The Corporate Governance Guidelines also address business conduct and ethics for directors. The Code of Business Conduct is a code of ethics that applies to all directors and all employees, including the Chief Executive Officer, the Chief Financial Officer and the Controller. The Corporate Governance Guidelines and the Code of Business Conduct are available through the Corporate Governance link on the Company's website at www.cornellcompanies.com and are available to any stockholder upon request. The Board is strongly predisposed against any waivers of the ethical provisions of the Corporate Governance Guidelines or the Code of Business Conduct for a director or an executive officer. In the unlikely event of a waiver, the action will be promptly disclosed on the Company's website noted above. If the Corporate Governance Guidelines or the Code of Business Conduct are amended, the revised version will also be posted on the website noted above.

Charitable Contributions

        There were no contributions made to any tax exempt organization in which a director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million, or 2% of such organization's consolidated gross revenues in 2004.

Director Attendance at Annual Meetings

        It is the Company's policy that, to the extent possible, all directors attend the Annual Meeting. All of the directors attended the 2004 Annual Meeting.

Stockholder Communication with the Board of Directors

        The Board provides a process for stockholders to send communications to the Board, any of the directors, the lead director who presides over executive sessions of non-management directors, or with non-management directors as a group. Stockholders may send written communications to the Board or any of the directors addressed to the Secretary of the Company, Cornell Companies, Inc., 1700 West Loop South, Suite 1500, Houston, Texas 77027. All communications will be compiled by the Secretary of the Company and submitted to the addressee on a periodic basis.

Executive Officers and Other Key Employees

        The following table sets forth the names, ages and positions of the persons who are not directors and who are executive officers and other key employees of the Company as of May 31, 2005:

Name	Age	Position
Luis A. Collazo	38	Vice President, Corporate Controller and Chief Accounting Officer
John C. Godlesky	58	Senior Vice President, Eastern Region
Gary L. Henman	65	Senior Vice President, Adult Secure Institutional Services
James E. Hyman	45	Chief Executive Officer
John R. Nieser	46	Chief Financial Officer and Treasurer
Patrick N. Perrin	44	Senior Vice President, Chief Administrative Officer and Corporate Secretary
Mark Thompson	48	Senior Vice President, Western Region

        Luis A. Collazo has been Corporate Controller and Chief Accounting Officer since November 1999, and a Vice President since December 2002. Prior to November 1999, Mr. Collazo served as Corporate Controller and Vice President of Accounting and Business Processes for IKON Document Services, a division of IKON Office Solutions from September 1993 to November 1999. Mr. Collazo is a Certified Public Accountant. On April 12, 2005, Mr. Collazo entered into an agreement with the Company pursuant to which his employment with the Company will terminate effective June 3, 2005.

        John C. Godlesky was named Senior Vice President, Eastern Region in June 2003, and was Vice President, Eastern Region, from November 1999 to June 2003 and Vice President, Juvenile from January 1999 to November 1999. He previously served as Director, Division of Residential Programs of The Abraxas Group, Inc. ("Abraxas") from June 1993 to December 1998, and was responsible for the overall development, direction and management of Abraxas' juvenile residential programs. Mr. Godlesky will retire from his position with the Company on June 30, 2005.

        Gary L. Henman was named Senior Vice President, Adult Secure Institutional Services in June 2003, and was Vice President, Adult Secure Institutional Services from October 1998 to June 2003 and National Director of Quality Assurance from June 1998 to October 1998. He was previously an associate professor at Louisiana State University from 1997 to September 1998. From 1973 to 1997, Mr. Henman was with the Federal Bureau of Prisons ("FBOP"), progressing to Deputy Regional Director and Warden of five facilities, including the United States Penitentiaries at Leavenworth, Kansas and Marion, Illinois. Mr. Henman was Chairman of both the FBOP High Security Facility Task Force and the FBOP Task Force on Vocational Training.

        James E. Hyman has been the Chief Executive Officer since January 2005 and was named Chairman of the Board of Directors of the Company in February 2005. Mr. Hyman was a Senior Managing Director at FTI Palladium Partners from October 2004 to January 2005. From 2003 to 2004 Mr. Hyman was a Partner with Sandhurst Capital, from 1999 to 2002 Mr. Hyman was with Starwood Hotels and Resorts Worldwide where he served as Executive Vice President, and from 1996 to 1999, Mr. Hyman was with GE Capital where he served as President of a European subsidiary.

        John R. Nieser was named Chief Financial Officer in February 2005. Mr. Nieser has served as Treasurer since April 2004 and Acting Chief Financial Officer since August 2004. Prior to joining Cornell in April 2004, he served as Controller from December 2000 to June 2003 for a number of organizations including GE Aero Energy Products. He also served Guardian Savings and Loan Association in various capacities including senior vice president, chief financial officer and treasurer from September 1988 to March 2000.

        Patrick N. Perrin was named Corporate Secretary in August 2004 and has served as Senior Vice President since June 2003, Vice President from June 2001 to June 2003 and Chief Administrative Officer since November 1998. Prior to November 1998, Mr. Perrin served as Corporate Director of Risk Management, Employee Benefits and Retirement Plans for Tracor, Inc. from November 1991 to October 1998.

        Mark K. Thompson was named Senior Vice President in November 2004 and has served as Vice President, Western Region of the Company since June 2003. Prior to that, Mr. Thompson served as marketing director for the Company's Western Region and in other capacities. Mr. Thompson has worked for the Company since 1990.

Certain Relationships and Related Transactions

  Patrick N. Perrin

        In December 1999, the Company entered into an employment/severance agreement with Patrick N. Perrin. If Mr. Perrin's employment with the Company is terminated for any reason within a year after a change in control (as defined in the severance agreement), the Company has agreed that all stock options, restricted stock awards and similar awards granted to the terminated officer by the Company prior to the termination date will vest immediately on the termination date.

        In addition, pursuant to the agreement, the Company will remit to Mr. Perrin, as severance, a payment equal to the sum of (a) his highest annual base salary as of the termination date and the change in control date, and (b) the average bonus paid to him by the Company or its affiliates of the two most recent full fiscal years ending on or prior to the termination date. The Company has agreed to pay the severance amounts in a lump sum in cash (i) on the termination date if the Company terminates the officer, or (ii) within thirty days after the termination date if Mr. Perrin's employment is terminated by him or upon his death or retirement.

  John L. Hendrix

        In August 2004, the Company entered into a severance/release of claims agreement with John L. Hendrix. As consideration for the release of any and all claims against the Company, the Company agreed to pay Mr. Hendrix $11,500 per month for eighteen months, plus $1,000 per month for eighteen months to cover the cost of COBRA benefit payments. Additionally, the Company agreed to accelerate the remaining value of the agreement should the agreement be terminated for any reason following a change of control (as defined in the agreement).

        Additionally, the Company entered into a consulting agreement with John L. Hendrix, terminating on February 22, 2006. As compensation for his services as a consultant, the Company agreed to pay Mr. Hendrix $11,800 per month for the term of the agreement. Additionally, the Company agreed to accelerate the remaining value of the agreement should the agreement be terminated for any reason following a change of control (as defined in the agreement).

  Mark K. Thompson

        In October 2004, the Company entered into an employment/severance agreement with Mark K. Thompson. This agreement sets out Mr. Thompson's compensation structure, which includes a current base salary of $175,000, subject to increase from time to time, and a non-specified annual bonus to be determined by the Compensation Committee of the Board, as well as a non-compete clause which extends one year beyond termination of employment for any reason. Additionally, the agreement sets out severance terms if termination is caused either (a) by Mr. Thompson because of the Company's breach of the agreement (as defined in the agreement), or (b) by the Company without cause. For either reason, Mr. Thompson is entitled to (a) one time his annual base salary, and (b) up to 40 hours of Paid Time Off, as available. Further, an addendum to this agreement sets out a separate severance structure wherein if Mr. Thompson's employment is terminated within the six-month period immediately following a change of control (as defined in the addendum), he is entitled to eighteen months of severance pay, calculated using his annual base salary rate. However, if no such termination occurs, his severance structure reverts back to that contemplated within the original agreement.

  Harry J. Phillips, Jr.

        In March 2005, the Company entered into an oral agreement with Harry J. Phillips, Jr., whereby he agreed to remain employed and to continue providing assistance with certain projects until January 26, 2006. His compensation is set at an annual salary rate of $70,000, with full benefits.

  Thomas R. Jenkins

        In March 2005, the Company entered into a severance/release of claims agreement with Thomas R. Jenkins. As consideration for the release of any and all claims against the Company, the Company agreed to pay Mr. Jenkins $24,770 per month for a total of twenty-four months. Additionally, the Company paid to Mr. Jenkins a one-time lump-sum payment in the amount of $25,000 for relocation and outplacement services, plus a separate one-time lump sum payment in the amount of $315,000, plus a one-time, lump-sum bonus amount of $10,300.

  James E. Hyman

        In March 2005, the Company entered into an employment agreement with James E. Hyman, pursuant to which Mr. Hyman serves as the Company's Chief Executive Officer and Chairman of the Board of Directors.

        The agreement has a rolling two-year term (the "Employment Period"). Under the agreement, Mr. Hyman's annual base salary is $475,000 and he will be eligible to receive a bonus upon the achievement of certain performance objectives equal to $25,000 plus 80% of Mr. Hyman's annual base salary. Mr. Hyman also received a $165,000 signing bonus. Mr. Hyman is required to return all of the signing bonus if his employment is terminated by the Company for cause (as defined in the agreement) or if he voluntarily terminates his employment without good reason (as defined in the agreement) before January 24, 2006 and 50% if after January 24, 2006 but before January 24, 2007.

        Pursuant to the agreement, Mr. Hyman was granted options to purchase 50,000 shares of Common Stock pursuant to the 1996 Plan, with an exercise price equal to the closing price of the Common Stock of the Company on the New York Stock Exchange on the Effective Date (the "Hyman Stock Options"). One third of the Hyman Stock Options become exercisable on January 24, 2006, 2007, and 2008, respectively, provided that Mr. Hyman has remained continuously employed by the Company.

        The agreement also provides that Mr. Hyman will be granted 85,000 restricted shares of Common Stock (the "Restricted Stock"). The shares of Restricted Stock will vest as follows: 25,000 shares of Restricted Stock shall vest on January 24, 2008; 30,000 shares of Restricted Stock shall vest upon the Company achieving a certain stock price within a certain time period as established by the Compensation Committee of the Board of Directors; and 30,000 shares of Restricted Stock shall vest upon the Company achieving a certain earnings per share within a certain time period as established by the Compensation Committee of the Board of Directors, subject, in each case to Mr. Hyman's continued employment with the Company through each such date.

        Pursuant to the agreement, if Mr. Hyman's employment is terminated by the Company for cause, Mr. Hyman is entitled to receive his base salary accrued through the termination date and reimbursement of all reasonable expenses incurred by Mr. Hyman. If Mr. Hyman's employment is terminated due to his death or disability (as defined in the agreement), Mr. Hyman or his estate will receive (i) base salary accrued through the termination date, (ii) a prorated bonus for the year in which the termination occurs, (iii) reimbursement of all reasonable expenses incurred by Mr. Hyman and (iv) extended health care benefits (COBRA) at the Company's expense for six months. If the Company terminates the employment of Mr. Hyman without cause or he voluntarily terminates his employment with good reason, then, he shall be entitled to receive the following: (i) base salary accrued through the termination date, (ii) a prorated bonus for the year in which the termination occurs, (iii) an amount equal to Mr. Hyman's base salary plus his target bonus for the remainder of the Employment Period, (iv) reimbursement of all reasonable expenses incurred by Mr. Hyman, (v) extended health care benefits (COBRA) at the Company's expense for eighteen months following his termination, and (vi) all shares of Restricted Stock immediately vest. All cash payments due from the Company upon termination are due to Mr. Hyman or his estate within one month of the date of termination.

        In the event that Mr. Hyman voluntarily terminates his employment within 180 days following a change in control, then such termination shall be considered to be with good reason and Mr. Hyman shall be entitled to receive the same benefits as above, except that no vesting of his Restricted Stock will occur. Mr. Hyman will also receive reimbursement for re-relocation expenses if his employment is terminated without cause or for good reason within 180 days following a change in control.

        As mentioned above, the terms of Mr. Hyman's employment agreement contemplate that Mr. Hyman will serve as the Chairman of the Board of Directors and the Chief Executive Officer of the Company. The settlement of the Company's proxy contest has resulted in a slate of proposed nominees that does not include Mr. Hyman. The election of the nominees would result in the end of Mr. Hyman's current term as a director and Chairman of the Board. If the Company's Board of Directors does not appoint Mr. Hyman as Chairman of the Board, Mr. Hyman may seek to terminate his employment agreement for good reason, except to the extent that any failure so to appoint Mr. Hyman is remedied by the Company within 30 days after receipt of written notice given by Mr. Hyman.

  John R. Nieser

        In March 2005, the Company and John R. Nieser, the Company's Chief Financial Officer, entered into an Employment/Separation Agreement. The agreement begins with a rolling two-year term until March 14, 2007 and then beginning March 15, 2007 has a rolling one-year term. Mr. Nieser's annual base salary is not less than $200,000 per year and he is eligible for a cash bonus at a targeted amount of 40% of his base salary. If Mr. Nieser's employment is terminated due to death or disability (as defined in the agreement), Mr. Nieser or his estate is entitled to his base salary and bonus earned through the date of termination (as defined in the agreement). If Mr. Nieser's employment is terminated for cause (as defined in the agreement) or due to voluntary resignation, Mr. Nieser is entitled to his base salary through the date of termination. If Mr. Nieser is terminated without cause or due to a change in control (as defined in the agreement) of the Company, he is entitled to his base salary and bonus through the date of termination and (i) two times his base salary if the termination occurs prior to March 9, 2007 or (ii) one time his base salary if termination occurs between March 9, 2007 and March 8, 2008.

  Luis A. Collazo

        In April 2005, the Company entered into a severance/release of claims agreement with Luis A. Collazo with an effective date of June 3, 2005. As consideration for the release of any and all claims against the Company, the Company agreed to pay Mr. Collazo an amount equivalent to one year's salary of $155,960. Additionally, the Company shall pay Mr. Collazo for outplacement assistance in the amount of $1,500, plus $1,000 per month for six months to assist with the cost of COBRA benefits.

        Additionally, the Company entered into an independent consulting agreement with Luis A. Collazo with an effective date of June 6, 2005. In exchange for Mr. Collazo's continued assistance in smoothly transitioning his position, he will be paid $12,996 per month for three months, plus a one-time, lump-sum bonus in the amount of $125,000, to be paid immediately following August 31, 2005. Should Mr. Collazo provide assistance after August 31, 2005, he shall be paid at a per diem rate of $599.85 per day.

  John C. Godlesky

        In April 2005, the Company entered into a severance/release of claims agreement with John C. Godlesky with an effective date of June 30, 2005. As consideration for the release of any and all claims against the Company, the Company agreed to pay Mr. Godlesky an amount equivalent to one year's salary, $150,774. Additionally, the Company agreed to pay Mr. Godlesky a one-time, lump-sum payment in the amount of $100,000, outplacement assistance in the amount of $3,524, and relocation assistance in the amount of $2,000.

        Additionally, the Company entered into an independent consulting agreement with John C. Godlesky with an effective date of July 1, 2005. In exchange for Mr. Godlesky's continued assistance in smoothly transitioning his position, he will be paid $15,000 per month for three months. Should Mr. Godlesky provide assistance after September 30, 2005, he shall be paid at a per diem rate of $579.90 per day.

Letter Agreement

        On May 17, 2005, the Company entered into a Letter Agreement effective as of May 18, 2005 (the "Letter Agreement") with Pirate Capital LLC, pursuant to which, among other things, Pirate Capital agreed to cease any and all efforts with respect to its ongoing proxy solicitation (the "Proxy Solicitation") being conducted by Pirate Capital, Jolly Roger Fund LP, Jolly Roger Fund Ltd, Mint Master Fund Ltd, Thomas R. Hudson, Jr. and Zachary R. George (collectively, "Pirate Capital").

        Board Composition.    Under the terms of the Letter Agreement, the Company has agreed to increase the size of its board of directors to nine members, and to propose for election at this Annual Meeting seven nominees chosen by Pirate Capital, who are Leon Clements, Richard Crane, Todd Goodwin, Sally Walker, Alfred Jay Moran, Jr., Zachary R. George and Thomas R. Hudson Jr. The Company will also propose for election Anthony R. Chase and D. Stephen Slack, two nominees selected by, and chosen from among, the current members of the board of directors of the Company.

        Rule 13e-3 Transaction.    Pirate Capital agreed that it will not and it will cause all members of the Pirate Group (as defined in the Letter Agreement) and the Company (to the extent Pirate Capital or any member of the Pirate Group controls such members or the Company) not to consummate a transaction pursuant to Rule 13e-3 of the Securities Exchange Act of 1934, as amended, prior to July 31, 2007, which Pirate Capital or any member of the Pirate Group is a participant, unless at least one of the following conditions are met: (i) if all of the directors designated by the Company are then serving as directors, such Rule 13e-3 transaction has been unanimously approved by the Company's Board of Directors; (ii) if the Rule 13e-3 transaction involves the vote of the stockholders of the Company, such transaction is approved by holders of a majority of the Common Stock not beneficially owned by the Pirate Group; or (ii) if the Rule 13e- 3 transaction involves a tender offer by the Company or a member of the Pirate Group, holders of a majority of the outstanding Common Stock (excluding Common Stock beneficially owned by the Pirate Group) tender their Common Stock into such tender and do not withdraw such stock.

        Reimbursement of Expenses.    The Company agreed to reimburse Pirate Capital for up to $750,000 in reasonable expenses incurred in connection with the Proxy Solicitation, this Annual Meeting and the negotiation and execution of the Letter Agreement, upon presentation by Pirate Capital to the Company of invoices or other reasonable satisfactory documentation.

        The above description of the Letter Agreement is not complete, but is qualified by reference to the entire agreement, which has been filed publicly with the SEC.

Other

        Mr. Watts, a director of the Company, is a partner in the law firm of Locke Liddell & Sapp LLP ("LLS"). The Company paid legal fees of approximately $2.0 million to LLS and LLS performed legal services for the Company in 2004.

Audit Committee Report

        The Audit Committee consists entirely of independent directors and operates under a written charter adopted by the Board of Directors, a copy of which is available through the Corporate Governance link on the Company's website at www.cornellcompanies.com, is attached hereto as Appendix A and is available to any stockholder upon request. Management is responsible for our internal controls, preparation of our financial statements and the financial reporting processes. The independent public accountants are responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        In this context, the Audit Committee has met and held discussions with management and the independent public accountants. Management represented to the Audit Committee that our financial statements for the year ended December 31, 2004 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required by Statement of Auditing Standards No. 61 (Codification of Statements on Auditing Standards), as amended; (3) received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and (4) discussed with the independent accountant its independence. Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

                      The Audit Committee:

                      Anthony R. Chase
                      D. Stephen Slack
                      Tucker Taylor

Compensation Committee Report

        The Compensation Committee of the Board of Directors is responsible for all decisions regarding compensation for the Company's executive officers. The Compensation Committee is currently composed of D. Stephen Slack, Tucker Taylor and Robert F. Vagt, each an independent, non-employee director.

        The Company's executive compensation program is focused on stockholder value, the overall performance of the Company, success of the Company as affected by the executive's performance and the performance of the individual executive.

        The Compensation Committee's objective is to recommend to the Board of Directors competitive levels of compensation to the Company's executive officers that are integrated with the Company's annual long-term performance goals, reward above-average corporate performance, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives. The compensation policies and programs approved by the Board of Directors generally consists of the following:

  (i)
  Recommend executive officer total compensation in relation to Company performance;

  (ii)
  Provide a competitive compensation program in order to attract, motivate, and retain qualified personnel;

  (iii)
  Provide a management tool for focusing and directing the energies of key executives toward achieving individual and corporate objectives; and

  (iv)
  Provide long-term incentive compensation in the form of annual stock option awards and performance-based stock option awards to link individual success to that of the Company.

        The Company's executive compensation consists of three key components: (i) base salary, (ii) annual incentive compensation in the form of cash bonuses and/or other arrangements, and (iii) stock options, each of which is intended to complement the others and, taken together, to satisfy the Company's compensation objectives. The Board of Directors' policies with respect to each of the three components are discussed below.

        Base Salary.    Each fiscal year the Board of Directors establishes the salary for the Chief Executive Officer. The Board of Directors approves an annual salary plan for the Chief Executive Officer and the Company's other executive officers based on the recommendation of the Compensation Committee. Many factors are included in determining base salaries, such as the responsibilities borne by the executive officer, the scope of the position, length of service with the Company and corporate and individual performance.

        Cash Bonuses.    The Board of Directors provides annual incentives to the Company's executive officers in the form of cash bonuses to the extent such bonuses are warranted by performance. These bonuses are discretionary and are based on (i) the relative success of the Company in attaining certain quantitative objectives and the individual's contribution to the achievement of those objectives, and (ii) certain subjective factors as recommended from time to time by the Compensation Committee. The Board of Directors did not award any cash bonuses in 2004.

        Stock Options.    The primary objective of the stock option program is to link the interests of the Company's executive officers and other selected employees to the stockholders. The Company's existing 1996 Plan authorizes the issuance of both incentive and non-qualified stock options to officers and key employees of the Company, and the Broad-Based Plan authorizes the issuance of non-qualified stock options to employees with prescribed limits of options that may be granted to executive officers. Subject to general limits prescribed by the 1996 Plan and the Broad-Based Plan, the Board of Directors has the authority to determine the individuals to whom stock options are awarded, the terms of the options and the number of shares subject to each option. The size of any particular stock option award is based upon position and the individual performance during the related evaluation period. In 2004, the Board of Directors granted options to the named executive officers as follows: 15,000 shares to Mr. Hendrix, 15,000 shares to Mr. Jenkins, 10,000 shares to Mr. Perrin, 20,000 shares to Mr. Phillips, 5,000 to Mr. Godlesky, and 10,000 to Mr. Thompson. Further information about these option grants is contained in the table titled "Option Grants in 2004."

        Chief Executive Officer's Compensation.    The Compensation Committee's recommendation for compensation of the Chief Executive Officer is derived from the same considerations addressed above. Mr. Phillips participated in the same executive compensation plans available to the other executive officers. During 2004, the annual base salary of Mr. Phillips was set at $430,000. The compensation level established for Mr. Phillips was consistent with the compensation levels of chief executive officers of similar-sized companies, reflecting Mr. Phillips's management expertise and recognizing his continued leadership of the Company.

        Submitted by the Compensation Committee of the Company's Board of Directors.

                      D. Stephen Slack
                      Tucker Taylor
                      Robert F. Vagt

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee of the Board are Messrs. D. Stephen Slack, Tucker Taylor and Robert F. Vagt. None of these directors has at any time been an officer or employee of the Company and none of these directors serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board or Compensation Committee.

Executive Compensation

        The following table sets forth compensation information as of the year-end 2004 for the chief executive officer, the former chief financial officer and the four other most highly compensated executive officers (the "named executive officers") of the Company during the Company's fiscal years 2004, 2003 and 2002.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	Securities Underlying Options	(1)All Other Compensation
		($)	($)	(#)	($)
Harry J. Phillips, Jr.(2) Former Chief Executive Officer	2004 2003 2002	430,002 394,500 180,000	— — —	20,000 — 125,000	6,908 6,937 5,412
Thomas R. Jenkins(3) Former President and Chief Operating Officer	2004 2003 2002	307,543 280,812 265,000	— — —	15,000 12,330 15,000	8,027 7,263 6,884
John L. Hendrix(4) Former Chief Financial Officer And Executive Vice President	2004 2003 2002	204,668 271,625 265,000	— — —	15,000 9,250 15,000	9,820 6,143 5,590
Patrick N. Perrin Senior Vice President, Chief Administrative Officer and Corporate Secretary	2004 2003 2002	168,108 164,000 160,000	— — —	10,000 3,730 10,000	5,131 5,056 5,381
John C. Godlesky Senior Vice President, Eastern Region	2004 2003 2002	150,388 143,365 140,000	— — —	5,000 2,460 2,500	4,320 4,067 4,208
Mark K. Thompson Senior Vice President, Western Region	2004 2003 2002	149,496 120,731 109,438	— 15,000 —	10,000 13,280 —	4,648 5,198 4,189

(1)
Amounts in 2004 for Messrs. Phillips, Jenkins, Perrin, Godlesky and Thompson include (i) the Company's 401(k) matching contributions of $5,873, $6,768, $4,991, $3,816 and $4,438 respectively, and (ii) group term life insurance premiums of $1,035, $1,259, $140, $504 and $165, respectively. Amounts in 2004 for Mr. Hendrix include (i) the Company's 401(k) matching contribution of $4,727, (ii) group term life insurance premiums of $770 and (iii) payment for outplacement assistance in the amount of $4,323.

(2)
Mr. Phillips served his last day as Chief Executive Officer on January 24, 2005. Mr. Phillips remains employed by the Company and continues to serve as a member of the Board of Directors through the date of the Annual Meeting.

(3)
Mr. Jenkins served his last day as President on March 10, 2005.

(4)
Mr. Hendrix served as Chief Financial Officer since September 20, 1999 and served his last day as Chief Financial Officer on August 3, 2004. As a result, compensation shown is for a partial year.

        The following table presents information regarding options granted to each of the named executive officers in 2004.

OPTION GRANTS IN 2004

		Percentage of Total Options Granted to Employees in 2004
	Number of Securities Underlying Options Granted				Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term(1)
Name			Exercise Price Per Share	Expiration Date
					5%	10%
Harry J. Phillips, Jr.	20,000	11.96%	$13.98	6/8/2014	$175,839	$445,610
Thomas R. Jenkins	15,000	8.97%	$13.68	6/18/2014	$129,049	$327,036
John L. Hendrix	15,000	8.97%	$13.80	6/25/2014	$130,181	$329,905
Patrick N. Perrin	10,000	5.98%	$13.68	6/18/2014	$86,033	$218,024
John C. Godlesky	5,000	3.0%	$13.79	10/27/2014	$43,362	$109,889
Mark K. Thompson	5,000	3.0%	$13.79	10/27/2014	$43,362	$109,889
	5,000	3.0%	$14.56	11/18/2014	$45,784	$116,024

(1)
The values shown are based on the indicated assumed annual rates of appreciation compounded annually. Actual gains realized, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the values shown in this table will be achieved.

        The following table presents information regarding options exercised in 2004 and the value of options outstanding at December 31, 2004 for each of the named executive officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
Name	Number of Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable(2)	Exercisable	Unexercisable(2)
Harry J. Phillips, Jr.	—	$—	90,000	70,000	$536,250	$283,500
Thomas R. Jenkins	—	$—	57,732	32,932	$379,048	$122,079
John L. Hendrix	63,500	$371,000	—	—	$—	$—
Patrick N. Perrin	—	$—	27,238	18,992	$91,774	$56,166
John C. Godlesky	—	$—	16,060	8,900	$127,267	$38,672
Mark K. Thompson	—	$—	5,180	19,600	$17,390	$44,898

(1)
The excess, if any, of the market value of Common Stock at December 31, 2004 ($15.18) over the option exercise price(s).

(2)
All of these options become immediately exercisable upon a change in control of the Company.

Performance Graph

        The following performance graph compares the cumulative total stockholder return on the Common Stock to the cumulative total returns of the Russell 2000 Stock Index and the Company's peer group. The graph assumes that the value of the investment in the Common Stock and each index was $100 as of December 31, 1999 and that all dividends were reinvested on a quarterly basis.

TOTAL RETURN TO STOCKHOLDERS
(Assumes $100 investment on 12/31/99)

Total Return Analysis

	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004
Cornell Companies, Inc.	$100.00	$64.16	$210.89	$107.53	$163.07	$181.35
Peer Group	$100.00	$54.98	$178.58	$153.53	$271.53	$360.27
Russell 2000	$100.00	$95.79	$96.78	$75.89	$110.32	$129.08

Source: CTA Public Relations www.ctapr.com (303) 665-4200. Data from Bridge Information Systems, Inc.

Information on Independent Registered Public Accounting Firm

        The Audit Committee has considered the qualifications of PricewaterhouseCoopers LLP and will recommend that the Board of Directors appoint them as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

        PricewaterhouseCoopers LLP served as our independent registered public accounting firm in 2004 and 2003. Representatives from PricewaterhouseCoopers LLP are expected to be present at the annual meeting of shareholders and will have an opportunity to make a statement, if they so desire, as well as to respond to appropriate questions that may be asked by shareholders.

Principal Accountant Fees and Services

        The following table sets forth the aggregate fees billed or estimated to be billed to the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2004 and 2003:

	2004	2003
Audit Fees	$1,474,106	$302,000
Audit Related Fees	53,825	174,875
Tax Fees	—	—
All Other Fees	—	—

	$1,527,931	$476,875

Audit Fees

        Audit fees represent the aggregate fees billed or estimated to be billed to the Company for professional services rendered for the audit of our annual financial statements, review of financial statements included in Form 10-Q's and services normally provided by our accountants in connection with statutory and regulatory filings or engagements. For 2004, attestation services rendered in connection with the Sarbanes-Oxley Act of 2002 are included in Audit Fees.

Audit Related Fees

        Audit related fees represent the aggregate fees billed to the Company or estimated to be billed to the Company for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and are not reported under "Audit Fees" above, including the implementation and readiness assistance with the requirements of the Sarbanes-Oxley Act of 2002, assistance with registration statements, comfort letters and consents.

Tax Fees

        Tax fees represent the aggregate fees billed to the Company or estimated to be billed to the Company for professional services rendered for tax compliance, tax advice and tax planning. The nature of the services comprising these fees were to support compliance with federal and state tax reporting and payment requirements, including tax return review and review of tax laws, regulations or cases.

All Other Fees

        All other fees represent the aggregate fees billed to the Company or estimated to be billed to the Company for products or services provided to the Company by PricewaterhouseCoopers LLP, other than the services reported in the above categories. For 2004 and 2003, there were no fees billed related to other services.

        The Audit Committee has considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining auditor independence and has determined that auditor independence has not been compromised.

Pre-approval Policies and Procedures

        The Audit Committee Charter, as amended in October 2004, is available through the Corporate Governance link on the Company's website at www.cornellcompanies.com and to any stockholder upon request and attached as Appendix A, provides that the Audit Committee is responsible for pre-approving all audit services and permitted non-audit services to be performed for the Company by the independent registered public accounting firm. All of the fees paid to the independent registered public accounting firm in 2004 were pre-approved by the Audit Committee.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        The Board of Directors, upon recommendation of its Audit Committee, has approved and recommends the appointment of PricewaterhouseCoopers LLP as independent public accountants to conduct an audit of the Company's financial statements for the year ending December 31, 2005. This firm has acted as independent public accountants for the Company since May 30, 2002.

        Members of PricewaterhouseCoopers LLP will attend the Annual Meeting and will be available to respond to questions that may be asked by stockholders. Such members will also have an opportunity to make a statement at the Annual Meeting if they desire to do so.

        The Board of Directors recommends that stockholders ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants. In accordance with the Company's Amended and Restated Bylaws, ratification of the appointment of independent public accountants will require the affirmative vote of a majority of the shares of Common Stock voted on the matter. Accordingly, abstentions and broker non-votes applicable to shares of Common Stock present at the Annual Meeting will not be included in the tabulation of votes cast on this proposal.

  The Company recommends voting "FOR" Proposal No. 2.

PROPOSALS, NOMINATIONS AND OTHER BUSINESS FOR NEXT ANNUAL MEETING

        The Board of Directors knows of no other matters than those described above which are likely to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, persons named in the accompanying form of proxy intend to vote such proxy in accordance with their best judgment on such matters.

        Any proposals of holders of Common Stock of the Company intended to be presented at the annual meeting of stockholders of the Company to be held in 2005 must be received by the Company, addressed to the Secretary of the Company, 1700 West Loop South, Suite 1500, Houston, Texas 77027, no later than January 31, 2006, to be included in the proxy statement relating to that meeting.

        Any holder of Common Stock of the Company desiring to nominate a person for election to the Board of Directors of the Company, or desiring to bring business before the 2006 annual meeting of stockholders in a form other than a stockholder proposal in accordance with the preceding paragraph must give written notice that is received by the Company, addressed to the Secretary of the Company, 1700 West Loop South, Suite 1500, Houston, Texas 77027, within the periods set forth in the provisions of the Company's amended and restated bylaws summarized below. The written notice must comply with the provisions of the Company's amended and restated bylaws summarized below.

        The Company's amended and restated bylaws provide that, for any stockholder to nominate a person for election to the Board of Directors of the Company, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to, or mailed and received by, the Secretary of the Company at the principal executive offices of the Company not less than ninety days prior to the first anniversary of the date of the previous year's Annual Meeting of stockholders; provided, however, that if no Annual Meeting of stockholders was held in the previous year or if the date of the Annual Meeting is advanced by more than thirty days prior to, or delayed by more than sixty days after, such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the close of business on the tenth (10th) day following the day on which the date of such meeting has been first publicly disclosed. Any stockholder's notice to the Secretary of the Company shall set forth (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as director if elected); and (ii) as to the stockholder giving notice (A) the name and address, as they appear on the Company's books, of such stockholder and (B) the class and number of shares of the Company which are beneficially owned by such stockholder.

        The Company's amended and restated bylaws provide that for business to be properly brought before a stockholder meeting by a stockholder and not to be included in the proxy statement related to that meeting the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 50 days prior to the meeting; provided, however, that in the event that less than fifty-five days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. A stockholder's notice to the Secretary of the Company shall set forth as to each matter the stockholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business, (c) the class and number of shares of the Company which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business.

By Order of the Board of Directors
Patrick N. Perrin, Secretary

May 31, 2005

        THE COMPANY WILL FURNISH WITHOUT CHARGE COPIES OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004, AS AMENDED, TO INTERESTED SECURITY HOLDERS ON REQUEST. THE COMPANY WILL FURNISH TO ANY SUCH PERSON ANY EXHIBITS DESCRIBED IN THE LIST ACCOMPANYING SUCH REPORT UPON PAYMENT OF REASONABLE FEES RELATING TO THE COMPANY'S FURNISHING SUCH EXHIBITS. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE SECRETARY OF THE COMPANY AT THE COMPANY'S ADDRESS PREVIOUSLY SET FORTH.

Appendix A

CORNELL COMPANIES, INC.
CHARTER OF AUDIT COMMITTEE OF BOARD OF DIRECTORS
(as amended October 2004)

1.     ORGANIZATION AND PURPOSE

        There shall be a committee appointed by the Board of Directors of Cornell Companies, Inc. (the "Company"), to be known as the Audit Committee (the "Committee"), whose purpose is to assist the Board of Directors in fulfilling its oversight responsibilities. The Committee's primary duties and responsibilities are to:

  •
  Monitor the quality and integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance.

  •
  Monitor the qualifications, independence, and performance of the Company's independent accountants; however, such accountants will be ultimately accountable to the Board of Directors and the Committee, as representatives of the Company's shareholders.

  •
  Provide an avenue of communication among the independent accountants, management and the Board of Directors.

  •
  Monitor compliance with legal and regulatory requirements.

  •
  Monitor the performance of the Company's Internal Audit Function.

        The Committee shall have the authority to conduct any investigation appropriate in fulfilling its responsibilities, and it shall have direct access to the independent accountants as well as anyone in the organization. The Committee has the authority to retain, at the Company's expense, special legal, accounting or other consultants or experts it deems necessary in the performance of its duties.

2.     COMMITTEE MEMBERSHIP AND MEETINGS

        The Directors appointed to the Committee shall be independent of the management of the Company and free from any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a member of such Committee and otherwise meet the requirements of the New York Stock Exchange. The Committee shall be composed of no less than three Directors. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements and at least one member shall have accounting or related financial management expertise, as the Board of Directors interprets such qualifications in its business judgment. The name of the financial expert will be disclosed annually as required by the Securities and Exchange Commission.

        The Committee shall meet as frequently as circumstances dictate, but at least quarterly. The Chair of the Committee should prepare or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the Director of Internal Audit, the independent accountants, and as a committee, to discuss any matters that the Committee or each of the other groups believe should be discussed. Also, the Committee should meet quarterly with the independent accountants and management to review the Company's financial statements and significant findings based upon the accountant's limited review procedures.

3.     RESPONSIBILITIES AND PROCESSES

        The Committee is responsible for ensuring that the independent accountants submit a formal written statement regarding relationships and services which may affect objectivity and independence,

for discussing any relevant matters with such accountants, and for recommending that the full Board of Directors take appropriate action to ensure the independence of the accountants. In carrying out its responsibilities, the Committee's policies and procedures should remain flexible in order to best react to changing conditions to ensure to the Directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements.

        To that end, the Committee has the authority to and will:

  A. RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS:

  1.
  Require that the independent accountants report directly to the Audit Committee;

  2.
  Retain ultimate authority and responsibility to select and evaluate the independent accountants of the Company;

  3.
  Review with the independent accountants the planned scope of their examination and consideration of the results thereof;

  4.
  Review and approve all audit and non-audit services and related fees from independent accountants;

  5.
  Provide sufficient opportunity for the independent accountants to meet with the members of the Committee without management present to discuss the quality, not just acceptability, of the accounting principles as applied to the financial reporting, including the issues of clarity, degree of aggressiveness, and underlying estimates used by management;

  6.
  Review management's cooperation with the Company's independent accountants;

  7.
  Review with the Company's independent auditors the responsibilities, budget and staffing of the Company's internal audit function;

  8.
  Review and approve any hiring of current or former employees of the Company's independent auditors;

  9.
  Obtain and review a report by the independent accountants describing the firm's internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years;

  10.
  Ensure the rotation of the lead audit partner, as required by law, and consider whether there should be regular rotation of the audit firm itself;

  11.
  Review other material written communications between the independent auditors and management, such as any management letter provided by the independent auditors and management's response to that letter, any management representation letter, any reports on observations and recommendations on internal controls, any schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any, and any engagement or independence letters; and,

  12.
  Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control those exposures; and discuss the Company's policies and guidelines concerning risk assessment and risk management.

  B. RELATIONSHIP WITH DIRECTOR OF INTERNAL AUDIT:

  1.
  Monitor compliance with corporate ethical conduct policies with assistance from the Director of Internal Audit;

  2.
  Monitor the Company's internal policies and procedures with assistance from the Director of Internal Audit to ensure compliance with applicable United States and other laws and regulations;

  3.
  Review the adequacy of the Company's internal control structure and activities with assistance from the Director of Internal Audit;

  4.
  Review and reassess the adequacy of the Committee's Charter on an annual basis with assistance from the Director of Internal Audit. Obtain approval of the Charter and any subsequent changes from the Board of Directors;

  5.
  Annually review with the Director of Internal Audit Company policies and procedures, as well as audit results associated with directors' and officers' expense accounts and perquisites and review a summary of director and officer related party transactions and potential conflicts of interest, if any;

  6.
  Establish procedures with assistance from the Director of Internal Audit for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

  C. FINANCIAL REPORTING PROCESS:

  1.
  Review with the Director of Internal Audit, the independent accountants and financial and accounting personnel of the Company, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable;

  2.
  Obtain management's response to any recommendations provided by the independent accountants;

  3.
  Request from management on a periodic basis a summary of changes in accounting principles and changes in financial reporting policies from prior years, the accounting treatment accorded significant transactions, and any significant variations between budgeted and actual numbers in a particular account;

  4.
  Obtain information from management regarding any "second" opinions sought by it from an outside auditor with respect to the accounting treatment of a particular event or transaction;

  5.
  Receive from management timely drafts of the quarterly and annual financial statements and related disclosure documents prior to filing with the Securities and Exchange Commission;

  6.
  Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies paying particular attention to the use of any "pro forma" or "adjusted" non-GAAP information;

  7.
  Discuss with the independent accountants and a representative of financial management the significant adjustments, management's judgments and accounting estimates, significant new accounting policies and disagreements, as well as an analysis of the effects of alternative GAAP methods, if any, prior to the filing of the Form 10-Q and Form 10-K; and

  8.
  Review the effect of any off-balance sheet structures on the financial statements of the Company.

  D. OTHER COMMITTEE MATTERS:

  1.
  Adopt rules and make provisions as deemed appropriate for the conduct of meetings, for considering, acting upon, and recording matters within its authority and for making such reports to the Board of Directors as it may deem appropriate, giving due consideration to the Committee's need to treat certain matters confidentially, provided only that such rules and provisions do not conflict with regulations of the Company or the Charter of the Committee;

  2.
  Investigate any matter brought to the Committee's attention within the scope of its duties;

  3.
  Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the Board of Directors;

  4.
  Review annually the Audit Committee's own performance; and,

  5.
  Annually prepare and include a report in the Company's annual proxy statement to shareholders as required by the Securities and Exchange Commission.

PROXY	CORNELL COMPANIES, INC.	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned stockholder(s) of Cornell Companies, Inc. (the "Company") hereby appoints James E. Hyman and John R. Nieser, and each of them, attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote in respect of the undersigned's shares of the Company's Common Stock at the Annual Meeting of Stockholders of the Company to be held at the Houston Marriott West Loop, 1750 West Loop South, Houston, Texas 77027, at 10:00 a.m., Central time, on Thursday, June 30, 2005, and at any adjournment(s) thereof, the number of shares the undersigned would be entitled to vote if personally present.

        The Board of Directors recommends a vote "FOR" the nominees set forth below.

PROPOSAL 1:	ELECTION OF DIRECTORS	/ /	FOR the nominees listed below (except as marked to the contrary below)	/ /	WITHHOLD AUTHORITY to vote for the nominees listed below

(INSTRUCTION: To withhold authority to vote for any nominee, strike a line through the nominee's name in the list below.)

Anthony R. Chase	Leon Clements	Richard Crane
Zachary R. George	Todd Goodwin	Thomas R. Hudson Jr.
Alfred Jay Moran, Jr.	D. Stephen Slack	Sally Walker

        The Board of Directors recommends a vote "FOR" the ratification set forth below.

PROPOSAL 2:	RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.	/ /	FOR	/ /	AGAINST	/ /	ABSTAIN

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE DIRECTOR NOMINEES SET FORTH ON THE REVERSE SIDE AND "FOR" THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS. All prior proxies are hereby revoked.

Signature(s)
Dated	, 2005
(Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title as such. For joint accounts, each joint owner should sign.)

PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD
USING THE ENCLOSED ENVELOPE

QuickLinks

PROXY STATEMENT
COMMON STOCK OUTSTANDING AND PRINCIPAL HOLDERS THEREOF
  PROPOSAL NO. 1—ELECTION OF DIRECTORS
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN 2004
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
TOTAL RETURN TO STOCKHOLDERS (Assumes $100 investment on 12/31/99)
  PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
PROPOSALS, NOMINATIONS AND OTHER BUSINESS FOR NEXT ANNUAL MEETING
  Appendix A
CORNELL COMPANIES, INC. CHARTER OF AUDIT COMMITTEE OF BOARD OF DIRECTORS (as amended October 2004)